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                                                                    EXHIBIT 99.1


                                                                   NEWS RELEASE


Contact:  Paul S. Feeley                               For Release: Immediately
          SENIOR VICE PRESIDENT, TREASURER &
            CHIEF FINANCIAL OFFICER
          (617) 628-4000

                             CENTRAL BANCORP REPORTS
                          IMPROVED FISCAL YEAR EARNINGS

                  SOMERVILLE, MASSACHUSETTS, May 10, 2006 - Central Bancorp, Inc. (the "Company") (NASDAQ:CEBK) today reported that its net income for the year ended March 31, 2006 increased to $2.6 million, or $1.84 per diluted share, as compared to earnings of $2.5 million, or $1.65 per diluted share, for the fiscal year ended March 31, 2005, an increase of more than 7%. For the quarter ended March 31, 2006, net income was $518,000, or $.36 per diluted share, as compared to $817,000, or $.57 per diluted share, for the correspond-ing quarter in the prior fiscal year.

         The earnings improvement for the year ended March 31, 2006 included increases of $586,000 in net interest and dividend income and $342,000 in total non-interest income. While the net interest spread and margins declined from 2.85% and 3.20% to 2.72% and 3.11%, respectively, year to year, the growth in interest-earning assets outpaced the increase in interest-bearing liabilities, resulting in the net increase. The increase in total non-interest income con-tinued to be driven by increases in deposit-related fees, offset partially by lower levels of gains on sales of loans and investments. Non-interest expenses increased $665,000 which included the previously reported charge of $283,000 taken in the September 2005 quarter associated with a restructuring that involved voluntary employment termination packages offered to selected employees.

         Central Bancorp's Chairman, President & Chief Executive Officer,
John D. Doherty, commented, "We are pleased the Company's earnings for the most recent fiscal year showed improvement, especially in light of the flat yield curve throughout most of the fiscal year. In the months ahead, we anticipate our earnings and margins will continue to be under pressure because of the yield curve and the competitive environment that has contributed to higher rates on
                                  (CONTINUED)


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CENTRAL BANCORP, INC.
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customers' deposit accounts without proportional increases in lending rates. We have been able to compete successfully for deposits through the use of targeted CD specials, which contributed to record deposits of $393 million at March 31, 2006, up more than $33 million during the quarter alone and $60 million from the March 31, 2005 level."

         The decrease in net income for the quarter ended March 31, 2006 compared to the same quarter a year earlier was primarily the result of a decrease in net interest and dividend income and an increase in non-interest expense, partially offset by an increase in non-interest income and decreases in the provision for income taxes and the provision for loan losses. Net interest and dividend income for the quarter ended March 31, 2006 totaled $3.9 million compared to $4.1 million in the prior year period. Decreases occurred in the net interest spread and the net interest margin from 2.95 % and 3.28%, respectively, for the quarter ended March 31, 2005 to 2.48% and 2.88%, respectively, for the quarter ended March 31, 2006. The decrease in the spread and margin was due primarily to increases in the rate of interest-bearing liabilities. The increase in the cost of funds was greater than the increase in the yield on interest-earning assets primarily due to interest-bearing liabilities repricing upward faster than interest-earning assets, resulting mainly from the increase in short-term interest rates and the flat yield curve, as well as the Company's ongoing promotional certificate of deposit programs at attractive rates.

         Non-interest income increased $119,000 for the quarter ended March 31, 2006 compared to the 2005 period, primarily as a result of a $93,000 increase in net gains on the sales of securities and a $50,000 increase in other non-interest income due to increased fees on transaction accounts, partially offset by a $24,000 decrease in the gain on sale of loans.

         Non-interest expense was $3.6 million in the March 2006 quarter compared to $3.3 million for the prior year quarter, primarily due to increased staffing and normal salary increases. Income tax expense for the March 2006 quarter decreased $68,000 from the 2005 quarter due to the decrease in pre-tax income.

         The provision for loan losses was zero for the quarter ended March 31, 2006 compared to $50,000 for the prior year period. Management considered the allowance for loan losses to be adequate during both periods.

                                   (CONTINUED)
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CENTRAL BANCORP, INC.
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         Total assets were $547.3 million at March 31, 2006, compared to $521.1 million at March 31, 2005.

         During the year ended March 31, 2006, deposits increased to $393.4 million primarily as a result of an increase in certificates of deposit due to the promotional interest rates offered for these accounts. Total loans increased $26.8 million primarily due to an increase in the origination of commercial real estate loans, which increased mainly due to the Company's continuing focus on originating these loans. Total liabilities increased by $25.3 million, primarily reflecting an increase in deposits of $60.2 million and a decrease in borrowings of $35.2 million. Borrowings decreased as the Company was able to fund loan growth through lower cost deposits.

         Central Bancorp, Inc. is the holding company for Central Bank, whose legal name is Central Co-operative Bank, a Massachusetts-chartered co-operative bank operating eight full service banking offices, a limited service high school branch in suburban Boston and a stand alone 24-hour automated teller machine in Somerville.
                           (SEE ACCOMPANYING TABLES.)


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THIS PRESS RELEASE MAY CONTAIN CERTAIN FORWARD-LOOKING STATEMENTS, WHICH ARE
BASED ON MANAGEMENT'S CURRENT BELIEFS AND EXPECTATIONS, AS WELL AS THE ASSUMPTIONS MADE USING INFORMATION CURRENTLY AVAILABLE TO MANAGEMENT. SINCE THESE STATEMENTS REFLECT THE VIEWS OF MANAGEMENT CONCERNING FUTURE EVENTS, THESE STATEMENTS INVOLVE RISKS, UNCERTAINTIES AND ASSUMPTIONS. THESE RISKS AND UNCERTAINTIES INCLUDE AMONG OTHERS: GENERAL ECONOMIC CONDITIONS, CHANGES IN INTEREST RATES, DEPOSIT FLOWS, REAL ESTATE VALUES AND COMPETITION, CHANGES IN ACCOUNTING PRINCIPLES, POLICIES OR GUIDELINES, CHANGES IN LEGISLATION OR REGULATION, AND OTHER ECONOMIC, COMPETITIVE, GOVERNMENTAL, REGULATORY AND TECHNOLOGICAL FACTORS AFFECTING THE COMPANY'S OPERATIONS, PRICING, PRODUCTS AND SERVICES. ADDITIONALLY, OTHER RISKS AND UNCERTAINTIES MAY BE DESCRIBED IN THE COMPANY'S QUARTERLY REPORTS ON FORM 10-Q AND ITS ANNUAL REPORTS ON FORM 10-K, EACH FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WHICH ARE AVAILABLE AT THE SECURITIES AND EXCHANGE COMMISSION'S INTERNET WEBSITE (WWW.SEC.GOV) AND TO WHICH REFERENCE IS HEREBY MADE. THEREFORE, ACTUAL FUTURE RESULTS MAY DIFFER SIGNIFICANTLY FROM RESULTS DISCUSSED IN THESE FORWARD-LOOKING STATEMENTS AND UNDUE RELIANCE SHOULD NOT BE PLACED ON SUCH STATEMENTS. THE COMPANY ASSUMES NO OBLIGATION TO UPDATE ANY FORWARD-LOOKING STATEMENTS.
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CENTRAL BANCORP, INC.
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                              Central Bancorp, Inc.
                           Consolidated Operating Data
                      (In Thousands, Except Per Share Data)

                                    Quarter Ended           Year Ended
                                       March 31,             March 31,
                                    -------------------------------------------
                                     2006      2005       2006      2005
                                    -------------------------------------------
                                      (Unaudited)


Interest and divident income         $7,700      $7,104    $30,341     $27,616

Interest expense                      3,834       3,000     14,024      11,885
                                     ------     -------    -------     -------
Net interest and dividend income      3,866       4,104     16,317      15,731

Provision for loan  losses                0          50        100         100

Net gain on sales and write-downs
  of investment securities              113          20        419         453

Gain on sale of loans                    25          49        208         252

Other non-interest income               312         262      1,370         950

Non-interest expenses                 3,562       3,264     14,183      13,518
                                     ------     -------    -------     -------
Income before taxes                     754       1,121      4,031       3,768

Provision for income taxes              236         304      1,388       1,305
                                     ------     -------    -------     -------
Net income                            $ 518      $  817    $ 2,643     $ 2,463
                                     ======      ======    =======     =======
Earnings per share:
Basic                                $  .36      $  .58    $  1.85     $  1.66
                                     ======      ======    =======     =======
Diluted                              $  .36      $  .57    $  1.84     $  1.65
                                     ======      ======    =======     =======
Weighted average number of
shares outstanding:
Basic                                 1,435       1,417      1,429       1,482
                                     ======      ======    =======     =======
Diluted                               1,444       1,421      1,438       1,493
                                     ======      ======    =======     =======

                    Selected Consolidated Balance Sheet Data
                                 (In Thousands)
                                        March 31,            March 31,
                                          2006                 2005
                                        -------------------------------

Total assets                            $ 547,275              $521,071
Cash and cash equivalents                  15,263                 6,383
Investment securities available
  for sale                                 97,195               108,616
Total loans (1)                           415,364               388,603
Allowance for loan losses                   3,788                 3,681
Deposits                                  393,413               333,215
Borrowings                                106,032               141,197
Subordinated debenture                      5,258                 5,258
Stockholders' equity                       39,189                38,239

(1) Includes loans held for sale of $45 and $2,221 at March 31, 2006 and March 31, 2005, respectively.

                            Selected Financial Ratios
                      (In Thousands, Except Per Share Data)

                                  Quarter Ended             Year Ended
                                    March 31,                March 31,
                                -----------------------------------------------
                                 2006          2005      2006         2005
                                -----------------------------------------------
                                     (Unaudited)
Return on average assets          0.38 %      0.64 %     0.49 %      0.49 %
Return on average equity          5.29        8.50       6.78        6.12
Interest rate spread              2.48        2.95       2.72        2.85
Net interest margin               2.88        3.28       3.11        3.20

Equity to assets                                         7.16        7.34
Non-performing assets to total                           0.22        0.04
assets
Book value per share                                   $24.64      $24.07